Exhibit 16

                             Richard M. Prinzi, Jr.
                           Certified Public Accountant
                                 8403 7th Avenue
                            Brooklyn, New York 11228
                                 (718) 748-2300

Securities and Exchange Commission
Washington, D.C. 20549

Gentleman:

I was previously the principal accountant for Amici Ventures, Inc. and its subsidiary (collectively the "Company") and on February 13, 2003 I reported on the financial statements of the Company for the six months ended December 31, 2002.

Effective February 14, 2003, my engagement and my duties and responsibilities was complted with respect to the Company and I performed no further work.

I confirm that I have not had any disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events.

Very truly yours,


/s/ Richard M. Prinzi, Jr. CPA
Richard M. Prinzi, Jr. CPA
Brooklyn, New York
Date: September 24, 2004